                                   FILED UNDER SEAL*

                             UNITED STATES DISTRICT COURT
                             NORTHERN DISTRICT OF GEORGIA
                                  ATLANTA DIVISION

-------------------------------         * Certain portions of this
                               )          document have been redacted
INVACARE CORPORATION, et al.,  )          from the version filed with
                               )          the Court in accordance with
              Plaintiffs,      )          a Stipulation and Protective
                               )          Order under which the
         v.                    )          defendants have designated as
                               )          confidential certain materials
HEALTHDYNE TECHNOLOGIES,       )          produced by them in discovery.
INC., et al.,                  )
                               )     CIVIL ACTION NO:
              Defendants.      )     1:97-CV-0205-CC
                               )
-------------------------------







                  PLAINTIFFS' BRIEF IN SUPPORT OF ITS MOTION
                FOR A PRELIMINARY INJUNCTION AGAINST THE USE OF
             THE "DEAD HAND" PROVISION OF HEALTHDYNE'S POISON PILL






                                                    KING & SPALDING
                                                    191 Peachtree Street, N.E.
                                                    Suite 4900
                                                    Atlanta, Georgia 30303-1763


                                                    SIMPSON THACHER & BARTLETT
                                                    425 Lexington Avenue
                                                    New York, New York  10017

                                PRELIMINARY STATEMENT

    By this motion, plaintiffs do not ask the Court to favor one side over another in the contest for control of defendant Healthdyne, or to find that plaintiffs' offer is fair and adequate.  Plaintiffs merely ask the Court to allow Healthdyne's shareholders to make those decisions for themselves.

    The extraordinary facts relevant to this motion are undisputed.  Plaintiffs have made an offer to all shareholders of defendant Healthdyne to pay cash for any or all of their shares at a price fifty-two percent higher than the price on the last trading day before plaintiffs made their initial offer.  The individual defendants, who stand to lose their positions as Healthdyne board members if

Healthdyne's shareholders accept plaintiffs' offer, oppose the offer and have locked into place an array of defensive mechanisms to block it.  One of these mechanisms is an illegal component of its "poison pill" shareholder rights plan known as a "dead hand provision," which has never been upheld by any court anywhere and was struck down by the only court to consider it.

    As their alternative to plaintiffs' premium all-cash offer, Healthdyne affords its shareholders no more than the hope that it will improve its dismal financial performance of the last two years.  At Healthdyne's upcoming annual meeting on July 30, 1997, Healthdyne's shareholders are supposed to have the opportunity to choose for themselves between plaintiffs' premium cash offer or

Healthdyne's message of better times to come.  Whether they actually will have a free choice is up to this Court.

    Plaintiffs have nominated a slate of new directors committed to giving

Healthdyne's shareholders what should be their inalienable right as the owners of the company: a bona fide opportunity to choose a board of directors that will pursue the course of action preferred by the shareholders.  Defendant

Healthdyne, however, has promised to invoke its Dead Hand Provision to preclude a meaningful shareholder vote.  The Dead Hand Provision states that a newly-elected board, unlike Healthdyne's incumbent directors or their hand-picked successors, cannot  redeem or amend Healthdyne's poison pill which,

unless redeemed or amended, makes an acquisition of the company prohibitively expensive.  Such mechanisms are known as "dead-hand" provisions because "people who are no longer directors [attempt to use them] to rule from the grave."(1)

    If the shareholders do not want Healthdyne's poison pill used against plaintiffs' offer and accordingly vote the current directors out of office, the

Dead Hand Provision would purport to block the new board of directors from removing the poison pill until it expires by its own terms in 2005.  In this way, Healthdyne has rigged the upcoming vote before the ballots are even cast.

How can the shareholders freely vote for a new board of directors knowing that the new board members will be stripped of the authority necessary to take the actions for which they were

--------------------
    (1)   Note, PREVENTING CONTROL FROM THE GRAVE: A PROPOSAL FOR
    JUDICIAL TREATMENT OF DEAD HAND PROVISIONS IN POISON PILLS, 96 Columbia Law Review 2175, 2176 n.5 (December 1996) (citation omitted).

elected?  The shareholders thus will be denied their right to freely elect a new board, and with it the opportunity to receive plaintiffs' premium all-cash offer if they so desire.  In addition, any future board of Healthdyne would be precluded from exercising the full authority to govern that company to which it is entitled under Georgia law.  Healthdyne itself will be injured by losing the ability to redeem or amend its poison pill for the next eight years in response to any offer, and plaintiffs will be denied the opportunity to have their offer freely considered by the Healthdyne shareholders and the chance to acquire

Healthdyne at a fair price if the shareholders want to accept that offer.  The only way these illegalities can be corrected is for this Court to invalidate the

Dead Hand Provision, which was implemented by fiat of the Healthdyne board without approval of its shareholders.

    Accordingly, plaintiffs Invacare Corporation and I.H.H. Corp.

(collectively, "Invacare" or "Plaintiffs") file this Memorandum of Law in

Support of their motion for preliminary injunction against defendant Healthdyne

Technologies, Inc. ("Healthdyne") and certain individual members (the "Director

Defendants") of Healthdyne's Board of Directors (the "Board").  On this motion,

Plaintiffs do not seek to invalidate Healthdyne's poison pill in its entirety.

Rather, Plaintiffs merely seek a declaration that the Dead Hand Provision in

Healthdyne's shareholder rights plan is invalid, illegal and unenforceable; and

an injunction directing the Director Defendants to amend the shareholder rights plan to remove any such provision.

I.  STATEMENT OF FACTS

    A.  The Parties.

        Plaintiff Invacare is an Ohio corporation with its principal place of business in Elyria, Ohio. Counterclaim of Healthdyne Technologies, Inc.

("Counterclaim"), PARA 2.  Invacare designs, manufactures, and distributes an exclusive line of medical equipment for the home health care and extended care markets.  Complaint, PARA 1. Invacare had over $600 million total revenue in 1996.  April 7, 1997 Michael Smith Affidavit ("Smith

Aff.") Ex. 3 at Ex. 11(a)(1), p. 24.  Plaintiff I.H.H. Corp. is a Delaware

corporation with its principal place of business in Ohio.  Answer of

Healthdyne Technologies, Inc. ("Answer"), PARA 12. I.H.H., is a

wholly-owned subsidiary of Invacare.  Complaint, PARA 12; Smith Aff., Ex. 3

at Ex. 11(a)(1), p. 20.

    Defendant Healthdyne is a Georgia corporation with its principal place of business in Cobb County, Georgia.  Answer, PARA 13. The other defendants are directors of Healthdyne.  Id. PARA 14.  Healthdyne is engaged in businesses that complement Invacare's businesses, namely the designing,

manufacturing, and marketing of technologically advanced medical devices for use in the home and specialized clinical settings.  Counterclaim,

PARA 1.  Healthdyne had approximately $118 million in revenue in 1996. Id.

    B.  Invacare's Proposal to Acquire Healthdyne

    On January 2, 1997, Invacare proposed an acquisition in which

Healthdyne shareholders would receive $12.50 per share in cash.  That price represented a more than 40% premium over Healthdyne's

December 31, 1996  stock price of $8.88 per share, the last trading day before Invacare made its proposal.  Answer, PARAPARA 21, 29.  Invacare stated its willingness "to discuss all aspects of" its proposal "[i]n the context of a negotiated, friendly transaction."  Id.; Smith Aff., Ex. 3 at

Ex. 11(a)(1), pp. 24-25.  However, armed with the illegal Dead Hand

Provision and other defensive measures they had put in place without a shareholder vote, the Director Defendants rejected Invacare's proposal on

January 24, 1997, without even discussing it with Invacare.  Answer, PARA

1.

    In light of defendants' refusal to negotiate, Invacare took its proposal directly to Healthdyne's shareholders by commencing an all cash tender offer on January 27 for all outstanding Healthdyne shares for $13 per share (the "Offer").  Answer, PARA 1.  Invacare intends, as soon as practicable after the Offer, to consummate a merger with Healthdyne.

Complaint, PARA 12.  Any shares not tendered in the Offer would receive the exact same amount of cash per share in the subsequent merger (the "Proposed

Merger").  Smith Aff., Ex. 3 at Ex. 11(a)(1), p.1.

    On January 31, Healthdyne urged its shareholders to reject the Offer as "grossly inadequate", despite the fact that the pending Offer represented a premium of more than 45% over the December 31, 1996 market price.  Smith Aff., Ex. 4 at Exs. 22 and 23; Answer, PARA 2.  This claim of inadequacy was especially disingenuous since Healthdyne's most recent quarterly earnings for the fourth-quarter of 1996 had dropped 22% from the same period  one year earlier.  Indeed, Healthdyne had for EIGHT CONSECUTIVE

QUARTERS failed to
meet analysts' quarterly earnings estimates.  Smith Aff., Ex. 7; April 7,

1997 Affidavit of Mark H. Harnett ("Harnett April 7 Aff."), PARA 10.

    In light of Healthdyne's continuing refusal to discuss the Offer,

Invacare gave notice on March 20 that it would propose a slate of new directors at Healthdyne's next annual meeting.  Smith Aff., Ex. 8 at p. 2,

Item 3.  In an effort to facilitate consideration of the Offer, Invacare announced on March 31 that it had raised the tender offer price to $13.50 in cash per share.  Smith Aff., Ex. 17; Counterclaim, PARA 5.  Defendants

continued to refuse to talk with Invacare and, on April 3, again urged their shareholders to reject the Offer because it was "grossly inadequate"

despite the increased price.  Smith Aff., Ex. 18; Counterclaim, PARA 5.

    Defendants' characterization of the offer price as "grossly inadequate" is contradicted by recent stock sales by Healthdyne's top management.  During 1996, Healthdyne's Chairman Parker Petit sold at least

105,000 shares of Healthdyne stock at prices at or below Invacare's $13.50 offer (and another 50,000 shares at prices less than $1 higher), and exchanged another 185,000 shares for interests in an "investment pooling"

limited partnership at a time when the stock was trading at around $12.50.

May 16, 1997 Affidavit of Michael Smith ("Smith May 16 Aff."), Ex. 1.

Likewise, just last year Healthdyne's Vice President of Sales, Vincent

Persano, sold another 19,232 shares at $12.50.  ID., Ex. 2.  The fact that top insiders of Healthdyne saw fit to sell millions of dollars of their personal holdings of Healthdyne stock at or below

Invacare's $13.50 offer price speaks volumes about the adequacy of

Invacare's Offer.

    It is an objective fact that Plaintiffs' Offer is a fully financed,

all-cash offer, available to all Healthdyne shareholders, for all outstanding shares.  It is not coercive or "front-end loaded" because it is an all-cash offer that treats all shareholders equally and does not threaten non-tendering shareholders with a lower back-end price than tendering shareholders will receive.  Most importantly, it gives all

Healthdyne shareholders the opportunity to realize a substantial 52%

premium over Healthdyne's year-end stock price.  The Offer and the Proposed

Merger thus present Healthdyne shareholders with an outstanding opportunity to maximize the value of their Healthdyne shares, particularly given the

24% drop in Healthdyne's share price in 1996 -- a year in which the S&P 500 rose nearly 23%.  May 13, 1997 Affidavit of Wilder Fulford ("Fulford May 13

Aff."), PARA 3.  In short, it is simply beyond question that a fair opportunity to consider Plaintiffs' Offer is in the best interests of

Healthdyne's stockholders.

    Healthdyne's annual shareholders meeting is scheduled for July 30,

1997.  Prior to that meeting, both Invacare and Healthdyne will have a full opportunity to communicate with Healthdyne's shareholders and solicit their support at the upcoming election.  However, the ultimate decision on the future direction of Healthdyne must rest with the owners of Healthdyne -- its shareholders. As shown below, the Dead Hand Provision violates this immutable principle by taking this decision-making power out of the hands of the shareholders.

    C.  Healthdyne's Poison Pill and Its Illegal Dead Hand Provision.

    Defendants have made clear that they will attempt to prevent their shareholders from even CONSIDERING the Offer with every conceivable defensive measure.(2) The only defensive measure at issue here -- the Dead

Hand Provision -- would lock in the Poison Pill regardless of the wishes of

Healthdyne's owners, the shareholders.  Because the Dead Hand Provision is in clear violation of the Georgia Business Corporation Code ("GBCC") and

the Director Defendants' fiduciary duties, the Court should declare that the Dead Hand Provision in Healthdyne's shareholder rights plan is invalid,

illegal and unenforceable and issue an injunction directing the Director

Defendants to amend the shareholder rights plan to remove any such provision.

        1.  Healthdyne's Poison Pill

    Like many publicly traded corporations, Healthdyne has a Poison Pill that purports to give its board of directors the power unilaterally to frustrate unsolicited acquisition proposals and tender offers.  Healthdyne has admitted that its Poison Pill blocks

---------------------------
    (2)   Plaintiffs' Complaint alleges that the Director
    Defendants' continued reliance on these defensive measures violates their fiduciary duties under Georgia law. SEE Complaint, Counts IV through VI. This motion for preliminary injunction only addresses one defensive measure -- the illegal Dead Hand Provision.

any acquisition that is not approved by the Board by inflicting massive economic penalties on the would-be acquiror through substantial dilution of the acquiror's equity interest in Healthdyne to the point that an acquisition or tender offer becomes prohibitively expensive.  Counterclaim,

PARA 6; SEE also Fulford May 13 Aff., PARA 6.

    Except for its illegal Dead Hand Provision, Healthdyne's Poison Pill plan is of a fairly standard variety.(3) In summary, if Healthdyne's Poison

Pill is triggered, each shareholder except Invacare will have rights to purchase additional shares of common stock at half-price (the "Rights")

under certain circumstances.  Smith May 16 Aff, Ex. 3 at p. 2.  If a potential acquiror such as Invacare becomes the beneficial owner of 20% or more of Healthdyne's outstanding shares, all Rights holders, except

Invacare, would be entitled to purchase $100 worth of Healthdyne common stock for a purchase price of $50 per Right (the "flip-in" provision).  ID.

at p. 3.  The Poison Pill's half-price stock sale would drastically dilute

Invacare's ownership of Healthdyne stock and dramatically increase the number of shares Invacare would have to purchase to gain control of

Healthdyne.  Fulford May 13 Aff., PARA 7.

--------------------------
    (3) Healthdyne's 70-plus page Poison Pill shareholder rights agreement, as amended, is attached to the Smith May 16 Aff. as Ex. 3.

        2.  The Illegal Dead Hand Provision

    Healthdyne's Poison Pill, like most others, provides the board of directors with methods for removing its punitive provisions by redeeming the Rights (I.E., purchasing them for a nominal price) or amending the

Poison Pill to make it inapplicable to a particular transaction.  Smith

May 16 Aff., Ex. 3, p. 4.  However, the Dead Hand Provision allows only the incumbent directors or their hand-picked successors to redeem or amend the

Poison Pill in the circumstances presented here.  ID.

    The Dead Hand provision accomplishes this by creating a new class of

"Continuing Directors" (hereafter "Dead Hand Continuing Directors"),

defined as directors who were directors when the Poison Pill was adopted in

1995 or their hand-picked successors.  Smith May 16 Aff., Ex. 3, pp. 4-5.

The Rights may be redeemed ONLY if there are "Continuing Directors then in office" and ONLY with "the concurrence of a majority of such Continuing

Directors" (1) whenever someone has become the beneficial owner of 15% or more of Healthdyne's stock (an "Acquiring Person"), or (2) even if there is no Acquiring Person, after any change in a majority of the directors as the result of a proxy or consent solicitation by anyone who has stated that he intends to take or even "may consider taking" any action which would result in his becoming an Acquiring Person.  ID., Section 23, pp. 53-56;

Counterclaim, PARA 7.

    Accordingly, if the Dead Hand Provision stands, a vote by Healthdyne's shareholders at the upcoming annual meeting to replace all incumbent directors with new directors who support Invacare's

Offer and Proposed Merger will be counter-productive.  The new board could not redeem or amend the Poison Pill to permit the shareholders to get the benefit of the Offer because they would not be Dead Hand Continuing

Directors.  Moreover, after such an election, NO ONE would have any power to redeem or amend the Poison Pill until the expiration of the Rights in

2005.  The shareholders, who by their vote will have expressed their desire to accept Plaintiffs' Offer, would be effectively precluded from accepting

it.(4)

    As a result of its draconian provisions, the Dead Hand Provision will deter shareholders from voting their proxies in favor of Invacare's board of director nominees EVEN IF the shareholders favor the Offer.  May 14,

1997 Affidavit of Mark H. Harnett ("Harnett May 14 Aff."), PARA 7.

Instead, the shareholders will be coerced into keeping the incumbent directors in place, and the incumbents will have succeeded in a "cram down"

on the shareholders of management's position in the proxy contest.  ID.,

PARA 8; Affidavit of William J. Carney ("Carney Aff."), PARA 28.

-------------------------------

    (4)   When Healthdyne's board adopted the Poison Pill in
    1995, it expressly stated that the Pill served two purposes: "to deter coercive takeover tactics" and "to help prevent situations in which one group of shareholders may derive a benefit that is not available to all shareholders." Smith May 16 Aff., Ex. 4. Neither circumstance is present here. Obviously, defendants are trying to use the Poison Pill in a manner that conflicts with its stated purpose by attempting to block Invacare's premium all-cash/all shares Offer.

        D.  Defendants' Other Director-Entrenchment Devices.

            1. Defendants' attempt to annihilate shareholders' voting rights in the Legislature.

    Defendants' invocation of the Dead Hand Provision is not their only attempt to deny Healthdyne's shareholders any say on the future governance of the company.  On March 20, 1997, Invacare gave Healthdyne notice of

Invacare's proposed slate of director nominees.  Smith Aff., Ex. 8 at

Ex. 11(a)(13).  That VERY day, in what THE ATLANTA CONSTITUTION decried as a "stealth" maneuver, Smith Aff., Ex. 9, the defendants prevailed upon a

Cobb County legislator to propose amending the GBCC to eliminate the rights of all shareholders of all publicly held Georgia corporations to elect a full Board at each annual meeting and to remove directors at any time.

Smith Aff., Exs. 10-12.  Under Healthdyne's proposed amendment to H.B. 294,

a majority of Healthdyne's incumbent board (including the Director

Defendants herein) could not have been voted out of office for two years,

effectively rendering Healthdyne takeover-proof.  Most notorious is the fact that the defendants sought to accomplish this without a vote of

Healthdyne's shareholders.  Smith Aff., Ex. 11.

    This amendment served one purpose only -- to prevent all of

Healthdyne's directors from having to face re-election against Invacare's slate of nominees.  Smith May 16 Aff., Ex. 5.  As noted by THE ATLANTA

CONSTITUTION, Healthdyne "submit[ted] the proposal to legislators . . .

[at] the last minute because executives
realized they were vulnerable to a maneuver to replace the Board."  Smith

Aff., Ex. 13; SEE ALSO ID., Ex. 14.

    The House of Representatives resoundingly defeated the bill by a more than 2 to 1 margin.  ID., Ex. 15.  Nonetheless, this legislative foray illustrates the extreme lengths to which defendants are willing to go to entrench themselves at the expense of the rights of Healthdyne's shareholders.

        2.  Defendants' Delay of Healthdyne's 1997
            Annual Meeting.

    Facing the prospect of being voted out of office by angry

shareholders, defendants also embarked on a campaign to delay Healthdyne's

1997 annual meeting.  For the past two years, Healthdyne held its annual meeting by the end of May.  Smith Aff., Exs. 20, 21. [REDACTED]  However,

after Plaintiffs made their Offer, defendants tried to delay the meeting for as long as possible.

    Healthdyne had a bylaw that specified that if the directors did not set a different date, the annual meeting would take place on the fourth

Tuesday in April.  Smith Aff., Ex. 6 at H01543.  The Director Defendants

repealed that bylaw on January 23, 1997.  Answer, PARAPARA 3, 33.  This clearly indicated that the Director Defendants intended to delay a shareholders' meeting indefinitely.

    To force the recalcitrant directors to comply with their legal obligations to hold a timely annual meeting, Plaintiffs, on April 7, 1997, filed a Motion for Preliminary Injunction Requiring Healthdyne to Hold Its

Annual Shareholders' Meeting.  Only in response to this motion did the

Healthdyne Board meet and set July 30, 1997 as the date for the annual meeting.  April 28, 1997 Consent Order ("Consent Order").

        3.  Defendants' Other Extreme Entrenchment Devices.

    On March 20, the same day they commenced their desperate legislative maneuver, the Director Defendants also gave themselves the power to challenge shareholder demands for special meetings and to delay such special meetings for more than FOUR MONTHS after a valid shareholder demand is received.  Smith Aff., Ex. 16 at Ex. 31.

    The Director Defendants also gave themselves and Healthdyne's officers extremely broad indemnification agreements.  These agreements purport to insulate the Director Defendants from liability for any actions taken or failed to be taken by them -- presumably including their actions to delay the annual meeting, pursue director-entrenching legislation, adopt director-entrenching bylaws or to refuse to redeem or amend the Poison

Pill.  Smith Aff., Ex. 16 at Exs. 29-30.

        4. Healthdyne's Counterclaim to Block its Shareholders from Voting on a Bylaw Proposal to Eliminate the Dead Hand
            Provision.

    In yet another attempt to insulate itself from the will of its shareholders, Healthdyne has filed a motion for summary judgment in this

Court seeking to invalidate a bylaw proposed by Invacare to be voted upon by Healthdyne's shareholders at the upcoming annual meeting. The proposed bylaw would eliminate the Dead Hand Provision,

prohibiting Healthdyne's board from hiding behind it to frustrate the will of Healthdyne's  shareholders.  The stated purpose of Healthdyne's motion is to block Healthdyne's shareholders from even VOTING ON the proposed bylaw, once again attempting to prevent Healthdyne's owners from expressing their will. The significance of Healthdyne's motion is not in its merits --

it is flatly wrong under even the Georgia authorities and treatises it cites -- but in its intended effect:  to further suppress the rights of

Healthdyne's shareholders to decide the fate of their company for themselves.

    In short, the Director Defendants have taken every step possible to frustrate a shareholder vote and avoid accountability to their owners.

They are engaging in a take-no-prisoners  campaign to block the Offer and prevent their shareholders from considering their ouster.

II. ARGUMENT

    A.  Applicable Standard for a Preliminary Injunction.

    The standards for entry of a preliminary injunction are well-settled in this Circuit:

        To be entitled to injunctive relief, the moving party must establish that (1) there is a substantial likelihood that he ultimately will prevail on the merits of the claim; (2) he will suffer irreparable injury unless the injunction issues; (3) the threatened injury to the movant outweighs whatever damage the proposed injunction may cause the opposing party; and (4) the public interest will not be harmed if the injunction should issue.

CATE V. OLDHAM, 707 F.2d 1176, 1185 (11th Cir. 1983).  To determine the proof required to establish these elements, "a sliding scale is utilized,

which takes into account the intensity of each in a given calculus."  STATE

OF TEXAS V. SEATRAIN INT'L, S.A., 518 F.2d 175, 180 (5th Cir. 1975).  Thus,

"a much stronger showing on one or more of the necessary factors lessens the amount of proof required for the remaining factors."  COLLINS & CO. V.

CLAYTOR, 476 F. Supp. 407, 408 (N.D. Ga. 1979).

    As shown below, Invacare has a strong likelihood of success on the merits of its claims that the Dead Hand Provision violates the GBCC and the

Director Defendants' fiduciary duties under Georgia law.  Invacare also shows that it will suffer irreparable injury if defendants are allowed to use the Dead Hand Provision to coerce the shareholders' vote at the upcoming annual meeting and otherwise  thwart Invacare's Offer, while the defendants will suffer no harm if the Court invalidates the Dead Hand

Provision.  Finally, the public interest will be served by an injunction invalidating the Dead Hand Provision.

    B. Plaintiffs Have a Strong Likelihood of Success on the Merits of Their Claim that the Dead Hand Provision Violates Georgia Law.

    The Dead Hand Provision purports to deprive future directors, duly elected by the shareholders, of the power to exercise their statutory and fiduciary obligations to manage the corporation.  Because this limitation was not approved by the shareholders, it controverts the express provisions of the GBCC and is therefore
invalid.  Indeed, judicial, statutory and academic authority all establish that dead hand provisions are illegal.

    Moreover, courts have given limited approval to poison pills only if such plans do not block the OWNERS of the company -- the shareholders --

from waging a proxy contest and electing a new group of directors who have the power to redeem or amend the poison pill and allow the proposed transaction to go forward.  In MORAN V. HOUSEHOLD INTERNATIONAL, INC.,  500

A.2d 1346, 1355 (Del. 1985), the seminal case recognizing the validity of poison pills, see O.C.G.A. Section  14-2-624, the Delaware Supreme Court's

ruling was specifically based on a determination that the poison pill's

"effect upon proxy contests will be minimal."  SEE ALSO UNITRIN, INC. V.

AMERICAN GEN. CORP., 651 A.2d 1361, 1383 (Del. 1995) (approving board's refusal to redeem poison pill because a proxy contest "remained a viable alternative".)(5) The Dead Hand Provision, however, closes off the crucial alternative of a proxy contest by purporting to strip a newly elected board of the power to remove the Poison Pill obstacle to a tender offer or merger transaction.  Thus, the Dead Hand Provision also violates

----------------------

        (5) Both federal and state courts in Georgia, as well as the Georgia Legislature, rely heavily on Delaware authority for guidance in corporate jurisprudence. PELLER V. SOUTHERN CO., 911 F.2d 1532, 1536 (11th Cir. 1990); INT'L. INS. CO. V. JOHNS,
        874 F.2d 1447, 1459 n. 22 (11th Cir. 1989); GRACE BROS. V. FARLEY
        INDUS., 450 S.E.2d 814, 816 (Ga. 1994). SEE ALSO, Official Comment, O.C.G.A. Sections 14-2-163; 624; 702; 806; 901; 1006;
        1103; 1109; and 1132 (statutes follow Delaware law). Healthdyne concedes as much. Response Brief of Healthdyne Technologies, Inc. in Opposition to Plaintiffs' Motion for a Preliminary Injunction at 13. n.3.

the current board's fiduciary responsibilities under Georgia corporate law by infringing on the free exercise of the shareholders' voting rights in a preclusive manner and by coercing the shareholders to vote for the incumbent board.

        1.  The Dead Hand Provision Is Illegal under the Georgia
            Business Corporation Code.

            a.  The Dead Hand Provision Violates O.C.G.A. Section
                14-2-801 By Restricting The Ability Of Future Directors To Manage Healthdyne

    Under Georgia law, limitations on the powers of directors to manage the corporation must either be approved by the shareholders or provided by statute.  The Healthdyne Dead Hand Provision exists solely by fiat of the current board and is therefore invalid.

    The duties of the board of directors of a Georgia corporation are set forth in the GBCC:

        All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, its board of directors, SUBJECT TO ANY LIMITATION SET FORTH IN THE ARTICLES OF INCORPORATION, BYLAWS APPROVED BY THE SHAREHOLDERS, OR AGREEMENTS AMONG THE SHAREHOLDERS WHICH ARE OTHERWISE LAWFUL.

O.C.G.A. Section  14-2-801(b) (emphasis added).  The Georgia Supreme Court has recognized the strong public policy limitations on the ability of directors to bargain away, delegate, or limit the powers and business judgment which Georgia law expects them to exercise over the affairs of the corporation.  SEE MILTON FRANK ALLEN PUBLICATIONS, INC. V. GEORGIA

ASSOCIATION OF PETROLEUM RETAILERS, INC., 224 Ga. 518, 527 (1968) ("[A]n

agreement by which the
individual directors, or the entire board, abdicate or bargain away in advance the judgment which the law contemplates that they shall exercise over the affairs of the corporation is void."); WHEELER V. LAYMAN

FOUNDATION, 188 Ga. 267, 271 (1939) ("It is the general rule that not even the directors of a corporation can delegate the entire control and supervision of the corporation to others.")

    The Dead Hand Provision violates Section 14-2-801(b) because it deprives directors duly elected by the shareholders of important corporate powers and authority that are necessary to manage the business and affairs of the corporation.  Carney Aff., PARAPARA 21-22.  Healthdyne shareholders did not approve the Dead Hand Provision.  The provision is not in the articles of incorporation which the shareholders control, or in a shareholder-approved bylaw.  Instead, this drastic limitation on the authority of future directors was imposed solely by the action of the current directors and was never presented to Healthdyne's shareholders.

    Only one reported case has ruled on the legality of a dead hand provision in a poison pill, and it declared the provision to be invalid and enjoined its enforcement on grounds directly parallel to O.C.G.A. Section

14-2-801(b).  BANK OF NEW YORK V. IRVING BANK CORPORATION, 528 N.Y.S.2d 482

(Sup. Ct. 1988), concerned a Bank of New York (BNY) tender offer for all of the shares of Irving Bank Corporation (IBC) and a proxy contest seeking the election of a new board of directors.  The IBC poison pill included a dead hand continuing director" provision that had the effect of severely limiting the authority of any directors other than the existing directors to redeem the pill. The board could redeem the pill only if it consisted of a majority of "continuing directors" (I.E., current directors or those approved by the current directors) OR if the new directors were elected by two-thirds of the shares, although only a simple plurality was required for election to the board. The court found that the dead hand provision in that case did several things:

        First, it creates several different classes of directors--having different powers, or having to be elected by different majorities to exercise all of the powers. Second, it effectively limits the powers of a future board which is not a continuation of the present board or which is not approved by it, while still leaving those powers to a board which is approved. For example, the present board, or one approved by it, may redeem the rights. A future board, properly elected by a fifty-one percent majority, but not approved by the present board, may not redeem the shares.

528 N.Y.S.2d at 484.

    In BANK OF NEW YORK, the court squarely addressed the legality of a dead hand provision.  The New York Business Corporation Law provided that a duly elected board was empowered to manage the corporation's business by a majority vote if a quorum was present.  The court determined that, even though poison pills may be valid (citing MORAN), the dead hand provision was invalid because it prevented a new board from doing its job:

        By statute any restriction on the power of the board of
        directors must be placed in the Certificate of
        Incorporation . . . which was not done by IBC.
        Accordingly, the board of directors was without
        authority to adopt a
         provision restricting the action of a future
         board. . . .

528 N.Y.S.2d at 485.

    As made explicitly clear in the accompanying affidavit of former

Commissioner of the United States Securities and Exchange Commission,

Professor Joseph A. Grundfest, a decision to uphold the Healthdyne Dead

Hand Provision would be "without precedent and contrary to the views of respected experts, knowledgeable practitioners, and emerging scholarship in the field."  Affidavit of Joseph A. Grundfest ("Grundfest Aff."), PARA 9;

SEE ALSO Lese, PREVENTING CONTROL FROM THE GRAVE: A PROPOSAL FOR JUDICIAL

TREATMENT OF DEAD HAND PROVISIONS IN POISON PILLS, 96 Columbia L. Rev.

2175, 2177 (1996) (dead hand provisions are (1) "inconsistent with board's fiduciary duties to shareholders;" (2) "serve no purpose but to entrench management and consequently infringe shareholder sovereignty;" and (3)

"should be found invalid per se").  The effects of the Dead Hand Provision

-- including making it "impossible for shareholders to elect new directors who are free to act on views that differ from the current boards on takeover transactions," disabling newly-elected directors, and entrenching management -- "stan[d] basic principles of corporate governance on their head."  Grundfest Affidavit PARAPARA 9-10.  As Professor Grundfest

concludes, "[s]imply put, upholding the Healthdyne dead hand provision would be the equivalent of blessing a corporate COUP D' ETAT . . . indeed,

a "more overreaching usurpation of control by a board would be difficult to construct." ID. PARAPARA 9, 11. SEE ALSO,

PREVENTING CONTROL FROM THE GRAVE, SUPRA, n.1.

    Applying this reasoning and the BANK OF NEW YORK analysis under

Georgia law to Healthdyne's MORE SEVERE Dead Hand Provision mandates the same conclusions here.(6) Like the New York Business Corporation Law, the

GBCC requires that any limitation on the powers of directors must either be in the articles of incorporation, a shareholder-approved bylaw, or a shareholders' agreement.  O.C.G.A. Section  14-2-801(b).  The Dead Hand

Provision meets none of these requirements.  Instead, it was simply adopted by the Healthdyne board of directors without a shareholder vote.  As stated

by the court in BANK OF NEW YORK, "[t]his retention of authority is beyond the powers of the Board."  528 N.Y.S.2d at 485.

            b. O.C.G.A. Section 14-2-624 Does Not Authorize the Dead Hand Provision

    In October 1988, William Farley commenced an unsolicited tender offer for all of the shares of West-Point Pepperell, Inc. ("West Point"), a

Georgia corporation.  One of West Point's defenses was a poison pill shareholder rights plan, which contained discriminatory rights provisions,

but which, unlike Healthdyne's poison pill, did not contain a dead hand provision.  Farley challenged the legality of the poison pill under Georgia law.
------------------------------

    (6) Healthdyne's Dead Hand Provision is even more onerous than the provision struck down in BANK OF NEW YORK. The dead hand provisions in Irving Bank's poison pill were not applicable if newly elected directors received a two-thirds shareholder vote.
    Healthdyne's Dead Hand Provision nullifies a two-thirds majority vote, and even a unanimous vote.

Judge Tidwell ruled that the West-Point poison pill was illegal on the basis that it discriminated among shareholders of the same class or series in violation of what is now O.C.G.A. Section  14-2-601(a), which required that all shares of a given class must have relative rights identical with those of other shares of the same class.  WEST-POINT PEPPERELL, INC. V.

FARLEY, INC., 711 F. Supp. 1088, 1095 (N.D. Ga. 1988).  In response, the

Georgia General Assembly amended the GBCC by adding the following language in the 1989 amendments:

        Nothing contained in Code Section 14-2-601 shall be deemed to limit the board of directors' authority to determine, in its sole discretion, the terms and conditions of the rights, options, or warrants issuable pursuant to this Code Section. Such terms and conditions need not be set forth in the articles of incorporation.


O.C.G.A. Section  14-2-624(c).  The purpose of the amendment was to reject the

WEST-POINT ruling and to modify the limitations in Section 601 on discriminatory rights to permit the use by Georgia corporations of shareholder rights plans incorporating discriminatory rights provisions:

        The concluding sentences of subsection (c) were added to the Model Act language to clarify the fact that the discretion granted to the board of directors to issue rights, options, or warrants and set their terms under subsection (a) is intended to be limited only by the directors' fiduciary obligations to the corporation. . . .The language was intended to permit
        the approach of courts interpreting Delaware law, including the Delaware Supreme Court in MORAN V. HOUSEHOLD INTERNATIONAL, INC., . . . which have held that the board of directors is authorized to issue rights pursuant to shareholder rights plans. . . .
        The language rejects the holding of the

        Federal District Court for the Northern District of Georgia in WEST POINT PEPPERELL, INC. V. FARLEY INC. (Nov. 14, 1988) and was intended specifically to permit the use by Georgia corporations of shareholder rights plans incorporating both so-called "flip-over" and discriminatory "flip-in" provisions.

O.C.G.A. Section  14-2-624, Comment, Note to 1989 Amendment.

    Emory University Law School professor William J. Carney -- a recognized expert on Georgia corporate law and Reporter for the Corporate

Code Revision Committee of the State Bar of Georgia from 1986 to 1989 --

confirms the narrow purpose of the 1989 amendment to Section 624.

Professor Carney's attached affidavit shows that the amendment to Section

624 was intended only to address the question of the general authority of boards of directors to issue poison pill rights; it was not intended to eliminate the numerous restrictions on board power set forth in other provisions of the GBCC or otherwise alter the fundamental relationship between boards of directors and shareholders in Georgia by granting the board CARTE BLANCHE power to adopt whatever form of poison pill necessary to entrench incumbent directors without shareholder approval.  SEE Carney

Aff., PARAPARA 38-43.  Any broader reading of the "sole discretion"

language in the 1989 amendments to Section 624 would be totally at odds with other fundamental provisions of the GBCC, such as Section 801,

discussed above, Section 830(a) -- which requires that every director act in a manner he believes in good faith to be in the best interest of the corporation -- and Sections 860 through 863, which broadly restrict self-dealing transactions by the board.  Id.  There is simply no indication in the amendments to Section 624
or the comments that the amendments were in any way intended to exempt the board's actions in adopting a poison pill from compliance with all of the other sections of the GBCC limiting powers of directors or otherwise to change the common law fiduciary duties of the board.  ID.

        c.  The Georgia Fair Price and Business Combination
            Statutes Lend No Support To Healthdyne's Illegal Dead
            Hand Provision.

    The Georgia Fair Price statute (O.C.G.A. Section  14-2-1110 ET SEQ.)

and Business Combination statute (O.C.G.A. Section 14-2-1131 ET SEQ.)

specify that "continuing directors" have certain powers with respect to certain business combinations that directors who are not statutory continuing directors do not have.  These statutory continuing director provisions do not authorize, justify or support  Healthdyne's illegal Dead

Hand Provision.

    First, unlike the Dead Hand Provision, neither of these statutes precludes a proxy contest by which shareholders can replace a majority of the existing directors with new candidates of their own choice who are empowered to approve a merger or acquisition transaction under the statutes.  Second, both statutes provide mechanisms for shareholder approval and acceptance of tender offers and merger proposals without approval of continuing directors.  Third, it is the statutes themselves which impose  limitations on the power of the board of directors to act,

unlike the Dead Hand Provision which was unilaterally adopted by

Healthdyne's board, without the required statutory authority or shareholder approval.

    First, if a party such as Invacare, while beneficially owning less than the triggering amount of shares under the statutes (10%), were to succeed in a proxy solicitation to replace the incumbent directors with its own nominees, these newly elected directors would be "continuing directors"

within the statutory definition -- although they would not be "continuing directors" under the far more onerous Dead Hand Provision.  See O.C.G.A.

Section 14-2-1110(4), (6), and (11).  As statutory continuing directors,

the newly elected board could avoid the restrictions of the Fair Price and

Business Combination statutes by approving the Offer and Merger, whereas they would not be able to avoid the deadly effects of the Dead Hand

Provision of Healthdyne's Poison Pill.(7)  SEE Carney Aff., PARA 34.

    Second, both the Fair Price and Business Combination statutes can be satisfied without any action by the "continuing directors"

-------------------

    (7) Any assertion that Invacare's nominees would not be statutory continuing directors on the grounds that, by virtue of having received tenders of (but not yet purchased) shares under the Offer or proxies under a proxy solicitation, Invacare would have the "right to acquire" or the "right to vote" such shares (making it the "beneficial owner" of more than 10% of the shares and thus an "Interested Shareholder") is specious. It is well-settled that a person cannot be the "beneficial owner" of shares tendered to such person that, as in the Offer, can be withdrawn from the tender at any time until the expiration of the offer. ALLEN V. WEST POINT-PEPPERELL, INC., 1996 WL 2004 (S.D.N.Y. Jan. 3, 1996), and, since a revocable proxy merely creates a limited agency for a specific purpose that is revocable by the grantor at any time, "the holder of a proxy is not the beneficial owner of the stock." MORAN, 500 A.2d at 1355. Moreover, tenders subject to withdrawal and revocable proxies do not give rise to beneficial ownership under federal securities Rule 13d-3, which has a definition very similar to the Georgia Fair Price Statute.

whatsoever.  As is explained in more detail in Plaintiffs' tender offer filings, the Fair Price statute will be satisfied, even without "continuing director" approval of the transaction, if Plaintiffs meet certain pricing and minor procedural requirements.  See Smith May 16 Aff., Ex. 6 at pp.

7-9, 35-37; O.C.G.A. Section 14-2-1112(b).  The Business Combination

statute permits any board of directors to approve the business combination and only requires approval of "continuing directors" to repeal a bylaw opting into the statute.

    In short, unlike Healthdyne's Dead Hand Provision, the Fair Price

Statute does not reserve to incumbent directors or their cronies a veto power over these transactions.

    2.  In Addition to the Outright Violation of the GBCC,
        Defendants' Reliance On The Dead Hand Provision Violates
        Their Fiduciary Duties As a Matter of Law.

        a.  Defendants Infringement of Shareholder  Voting Rights
            Violates Their Fiduciary Duties.

    Delaware courts have been vigilant in their protection of the free and effective exercise of shareholder voting rights because "the shareholder franchise is the ideological underpinning upon which the legitimacy of directorial power rests."  BLASIUS INDUSTRIES, INC. V. ATLAS CORP., 564

A.2d 651, 659 (Del. Ch. 1988).  The corporate election process provides one of the few, IF NOT THE ONLY, protections which shareholders have against

"perceived inadequate business performance."  ID. (emphasis added).

Thus, shareholders must have an unfettered right to replace the board if they so choose.  ID.

    In keeping with these principles, Delaware courts view provisions that are intended to restrain or coerce the free exercise of shareholder voting rights as "deeply suspect".  SUTTON HOLDING CORP. V. DESOTO, 1991 Del. Ch.

LEXIS 85, Fed. Sec. L. Rep. (CCH) PARA 96,012 (Del. Ch. 1991).  Delaware

courts will not apply the traditional business judgment rule to board actions intended to interfere with or frustrate shareholder voting rights unless the directors are able to show a "compelling justification" for their actions.  STROUD V. GRACE, 606 A.2d 75, 92 n.3 (Del. 1992); HUBBARD

V. HOLLYWOOD PARK REALTY ENTERPRISES, INC., Case No. 11779, 1991 WL 3151 at

*8 (Del. Ch. Jan. 14, 1991); BLASIUS, 564 A.2d at 659; APRAHAMIAN V. HBO &

CO., 531 A.2d 1204 (Del. Ch. 1987).

    The Dead Hand Provision unquestionably infringes on shareholder voting rights; indeed, that is its purpose.  It destroys the power of a newly elected board to redeem or amend the Poison Pill, rendering futile the shareholders' exercise of their right to vote the incumbent board out of office.  SEE Carney Aff., PARA 46.  The Dead Hand Provision perversely distorts the shareholders' voting choice:  The more the shareholders favor

Invacare's proposed transaction, the more incentive they have to vote for the incumbent board -- and against Invacare's new slate of directors --

because a new board could not redeem or amend the Poison Pill and allow this transaction (or any other transaction) to go forward. ID. But the current board has announced its intention to reject the Invacare Offer, without negotiation.  Thus, the shareholders are trapped, denied a meaningful voice.

    There is no justification, let alone a "compelling justification", for such a director-entrenching and coercive  anti-takeover device.  The Dead

Hand Provision adds nothing to Healthdyne's other defensive measures except to coerce the shareholders to re-elect the existing board.(8)  Carney Aff.,

PARA 44.  The only function of the Dead Hand Provision is to entrench the current Healthdyne board.  ID.

    Even if one were to assume that the Healthdyne board genuinely believed that the company and its shareholders deserved protection from a supposedly "inadequate" offer, the Dead Hand Provision would still be an illegal interference with shareholder voting rights.  BLASIUS held that

EVEN IF the board were acting in subjective good faith, it could not validly act for the purpose of preventing the shareholders from electing a new majority of the board:

        The only justification that can, in such a situation, be offered for the action taken [packing the board to prevent shareholders from electing a majority] is that the board

----------------------

    (8)   Healthdyne's Poison Pill (minus the Dead Hand
    Provision) and its bylaws opting into the Georgia Business Combination Statute and the Georgia Fair Price Statute provide Healthdyne significant protection from coercive, inadequate tender offers and acquisition proposals. SEE Carney Aff., PARA 44. Unlike the Dead Hand Provision, however, a new board elected in a proxy contest can remove these obstacles and approve the transaction. Id., PARA 6.

        knows better than the shareholders what is in the corporation's best interest. While that premise is no doubt true for any number of matters, it is irrelevant . . . when the question is who should comprise the board of directors. The theory of our corporation law confers power upon directors as the agents of the shareholders; it does not create Platonic Masters.

BLASIUS, 564 A.2d at 663.  Healthdyne and the Director Defendants have displayed just this kind of paternalistic attitude, as evidenced by their assertion in Healthdyne's Preliminary Proxy Statement that the Dead Hand

Provision does not prevent a proxy contest or tender offer "at a price that is DETERMINED BY A MAJORITY OF THE CONTINUING DIRECTORS to be a fair and otherwise in the best interests of the shareholders. . ." Smith May 16

Aff., Ex. 7 at p. 28 (emphasis added).  Defendants' own expert witness,

stated in an affidavit that he believes Dead Hand Provisions are not fatal to acquisition transactions precisely because "WHEN [CONTINUING DIRECTORS]

BOARDS DETERMINE that an offer is in the best interests of the corporation and its shareholders, they will approve it."  Affidavit of Jerry Margotta,

PARA 19 (emphasis added).  No matter how good or evil the intentions behind the Dead Hand Provision, the law is clear: a board cannot act to block the shareholders from electing a new board that has the ability to redeem or amend the Poison Pill to allow the Offer to be fairly considered.

            b. The Dead Hand Provision Must be Invalidated Under the Unocal Case Because It Is Preclusive and Coercive.

    In the leading case dealing with defensive measures taken by boards of directors, UNOCAL V. MESA PETROLEUM CO., 493 A.2d 946, 954 (Del. 1985), the

Delaware Supreme Court mandated enhanced judicial scrutiny of directors'

adoption and use of anti-takeover devices because of the "omnipresent specter" that a board may be acting primarily for entrenchment purposes rather than in the best interests of the shareholders.

    UNOCAL sets forth a two-part test by which Delaware courts evaluate board action regarding anti-takeover devices and other defensive measures.

The first prong places the burden on the board to demonstrate that, after a reasonable investigation, it made a good faith determination that the bidder's offer posed a "threat" to corporate policy.  If the first prong is satisfied, the board must then establish that its defensive maneuvers were

"proportional" to the threat presented by the proposed transaction.  If both parts of the UNOCAL test are satisfied, then the board's actions will be reviewed under the deferential business judgment rule.  Id.

    The recent case of UNITRIN, 651 A.2d 1361, further refined the Unocal test.  The UNITRIN court reiterated the concerns expressed in Unocal regarding the threat that in adopting defensive measures, the board may be acting primarily out of a desire to perpetuate themselves in office.  ID.

at 1387.  The court also reiterated the importance of safeguarding the viability of proxy contests from
defensive measures adopted by and incumbent board as expressed in MORAN.

ID. at 1388. In addressing the UNOCAL test, the UNITRIN court stated that defensive measures which are either "preclusive" or "coercive" fail the second prong of the UNOCAL analysis because they are not "proportional" to the threat posed by the proposed change in control and are therefore not within the required "range of reasonableness".  ID. at 1387-88.  A defensive measure is "preclusive" if it deprives "the stockholders of their rights to receive tender offers [or] fundamentally restrict[s] proxy contests."  ID.  A defensive measure is "coercive" if it is "aimed at

'cramming down' on . . . shareholders a management-sponsored alternative."

ID.

    Here, the Dead Hand Provision is both preclusive and coercive: it deprives the shareholders of a fair chance to consider Invacare's Offer,

and leaves them little alternative but to accept the status quo.  Thus, it fails the UNOCAL and UNITRIN tests.  The Dead Hand Provision is preclusive because it makes a proxy contest to replace the incumbent board futile and thereby precludes any unsolicited tender offer or merger and acquisition transactions not favored by incumbent management.  Carney Aff. at PARA 33.

Unlike standard poison pills -- which are not preclusive of such transactions because the bidder can always mount a proxy contest to elect new directors who will redeem the poison pill (SEE UNITRIN, 651 A.2d at

1387) -- the Dead Hand Provision eliminates this vital alternative.

Therefore, until the Poison Pill plan expires in 2005, the Dead Hand

Provision locks in the Poison Pill obstacle to any transaction not favored by incumbent management. SEE Carney Aff., PARA 17.

    The Dead Hand Provision also fails the UNOCAL and UNITRIN tests because it is coercive.  The Dead Hand Provision coerces shareholders to keep incumbent management in place since a new board would be powerless to remove the Poison Pill obstacle to  transaction with Invacare.  ID., PARA 33.

Therefore, management will have succeeded in coercively "'cramming down' on its shareholders a management-sponsored alternative. . ." in violation of their fiduciary duties.  SEE UNITRIN, 651 A.2d at 1387.

    In short, even assuming that a fully-financed, non-coercive, all-cash premium tender offer is a threat, it is clear as a matter of law that the

Dead Hand Provision is a grossly disproportionate response and thus fails the UNOCAL test.

    F.  Plaintiffs Meet The Other Requirements For Injunctive Relief.

        1. Unless the Dead Hand Provision is invalidated, Invacare and Healthdyne's other shareholders will be irreparably harmed.

    In the BANK OF NEW YORK case, where a Dead Hand Provision was struck down under New York law, the court had no difficulty in concluding that the requirements for a preliminary injunction had been met:

        If the amendment is invalid, its presence is likely to taint the electoral process which a subsequent invalidation by this court will not cure.

        In this case, a preliminary adjudication in advance of the shareholders' meeting appears to be the more sensible way to proceed. The harm threatened here is to the corporate electoral process, a process which carries with it the right of shareholders to a meaningful exercise of their voting franchise and to a fair proxy contest with an informed electorate.

    In addition, where a provision is illegally adopted in conflict with the statutory law, an injunction is appropriate regardless of the extent of the harm. . . . the balance of the equities favors the resolution of the instant dispute prior to the election. If [the dead hand provision] is valid, defendants are not harmed by a resolution at this stage; however, if invalid, plaintiff, as stated above, may be irreparably harmed.

528 N.Y.S.2d at 484 (citations omitted).  This reasoning is directly applicable to Invacare's motion.

    Courts routinely recognize that a party barred from a tender offer will suffer irreparable injury because of the loss of an opportunity that will never recur.  SEE DYNAMICS CORP. OF AMERICA V. CTS CORP., 794 F.2d

250, 252 (7th Cir. 1986), REV'D ON OTHER GROUNDS, 481 U.S. 69 (1987) ("[i]f

the tender offer is blocked, [the offeror] will lose an opportunity that may never recur"); ASARCO INC. V. M.R.H. HOLMES A COURT, 611 F. Supp. 468,

480 (D.N.J. 1985) ("[Plaintiffs'] opportunity to make a tender offer will be limited by an unlawful device and correspondingly the opportunity of other shareholders to receive a tender offer will be impaired.  All this constitutes irreparable harm"); PRIME COMPUTER, INC. V. ALLEN, Case No.

9557, 1988 WL 5277 (Del. Ch. Jan 25, 1988)

(enjoining bylaw which interfered with shareholder franchise and explaining that any infringement of "the exercise of the franchise is itself an injury

-- not reasonably compensable with damages"), AFF'D, 540 A.2d 417 (Del.

1988); NEWELL CO. V. CONNOLLY, 624 F. Supp. 126, 128 (D. Mass. 1985) (The

opportunity to acquire a company "is a valuable right, the loss of which constitutes irreparable harm."); MINSTAR ACQUIRING CORP. V. AMF, INC., 621

F. Supp.  1252 (S.D.N.Y. 1985) (plaintiff will suffer irreparable harm if its tender offer is defeated due to illegal defensive tactics); TYSON

FOODS, INC. V. MCREYNOLDS, 865 F.2d 99, 103 (6th Cir. 1989);  TRECO, INC.

V. LAND OF LINCOLN SAVINGS AND LOAN, 572 F. Supp. 1447, 1450 (N.D. Ill.

1983) (same).

    Plaintiffs unquestionably will suffer irreparable injury if an injunction against the Dead Hand Provision is not issued; the threat of a locked in Poison Pill making an acquisition of Healthdyne prohibitively expensive will deprive Plaintiffs of the opportunity to complete their tender offer and acquire Healthdyne by asking the shareholders to replace the incumbent board.  Counterclaim, PARA 6; Miklich Aff., PARA 4; Fulford

May 13 Aff., PARAPARA 6-7; Harnett May 14 Aff., PARA 9.  Plaintiffs have clearly established through expert affidavits that Healthdyne's Dead Hand

Provision will obstruct Plaintiffs' tender offer by prohibiting a new Board

-- even if elected by an overwhelming majority of shareholders -- from ever redeeming or amending Healthdyne's Poison Pill.  Fulford May 13 Aff., PARA

8; Carney Aff., PARA 46.

    In addition, the Dead Hand Provision will cause irreparable harm because of its coercive effect on the voting rights of Healthdyne's shareholders. Expert affidavits establish that because the Dead Hand

Provision prohibits a new board from removing the Poison Pill obstacle to a transaction with Invacare (or any other acquiror), shareholders who favor a transaction would have a perverse incentive to vote for the incumbent directors since a new board would be powerless to redeem or amend the rights.  SEE Harnett May 14 Aff., PARA 8; Carney Aff., PARA 33.  This

interference with the free exercise of the shareholders' voting franchise constitutes irreparable harm.  "[T]he denial or frustration of the right of shareholders to vote their shares or obtain representation on the board of directors amounts to an irreparable injury."  SHOEN V. AMERCO, 885 F. Supp.

1332, 1352 (D. Nev. 1994), MOD., No. 94-0475, 1994 WL 904199 (D. Nev.

Oct. 24, 1994) and VACATED AFTER SETTLEMENT, (D. Nev. Feb. 9, 1995).  SEE

ALSO INT'L BANKNOTE CO. V. MULLER, 713 F. Supp. 612, 623 (S.D.N.Y. 1989);

OCILLA INDUS. V. KATZ, 677 F. Supp. 1291, 1301 (E.D.N.Y. 1987) ("The

disenfranchisement of shareholders poses serious risk of irreparable harm that cannot be measured in monetary damages.")(9)

    Damages for all of these losses are incapable of precise calculation,

and, in any event, could not compensate Plaintiffs for

----------------------

    (8) SEE ALSO APRAHAMIAN, 531 A.2d at 1208 (irreparable harm is presumed where director action "may well defeat the efforts of Plaintiffs [in a proxy contest] and the will of a majority of the stockholders").

the unique loss they would suffer.  Miklich Aff., PARA 4.  Plaintiffs therefore have no adequate remedy at law.

        2. The balance of the hardships and the public interest favors an injunction.

    Plaintiffs' overwhelming showing of a likelihood of success on their claim that the Dead Hand Provision violates the GBCC and the Director

Defendants' fiduciary duties is sufficient reason alone to grant the requested relief, regardless of the balance of hardships.  It is well-established that the stronger the showing of a likelihood of success,

the less the balance of hardships must favor issuance of the injunction.

ABBOTT LABS. V. MEADE JOHNSON & CO., 971 F.2d 6, 12 (7th Cir. 1992) (the

greater the likelihood of success, the less strong the balance of harms need be in plaintiff's favor to support injunctive relief); FLORIDA MEDICAL

ASS'N V. HEW, 601 F.2d 199, 203 n.2 (5th Cir. 1979); Collins & Co.,  476 F.

Supp. at 409.

    Nonetheless, the balance of hardships caused by the Dead Hand

Provision tips decidedly in Invacare's favor.  Absent the injunction, the

Dead Hand Provision will cause Invacare to lose the opportunity to acquire

Healthdyne by asking the shareholders to replace the incumbent board, and will coerce shareholders who support a transaction with Invacare to re-elect the incumbent board.  The harm to Plaintiffs if this motion is denied -- the obstruction of their Offer and the preclusion of any fair shareholder consideration of that Offer -- more than outweighs the harm, if any, to Defendants.  The requested injunction simply would permit

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Healthdyne's shareholders to decide the question of who should be elected to Healthdyne's board free of the coercive effect of the Dead Hand

Provision.  Defendants will still have every opportunity to present their case to the shareholders in the proxy fight, and thus will suffer no harm in connection with the proxy contest.  APRAHAMIAN, 532 A.2d at 1208.  The incumbent directors have no vested right to continue to serve as directors and therefore will suffer no cognizable harm if ousted by the shareholders.

    Finally, the public interest clearly favors an injunction.  Georgia law embodies a public interest in protecting the voting rights of shareholders -- the owners -- of Georgia corporations. Healthdyne has over

7,500 beneficial owners.  Harnett May 14 Aff., PARA 5.  Allowing

Healthdyne's directors to permanently entrench themselves and block consideration of all offers -- regardless of value or the shareholders'

desire -- defeats the public shareholders' statutory right as owners to make their own informed decisions about the future management of their corporation.  See O.C.G.A. Sections 14-2-801, 803.  The Dead Hand Provision

serves only to entrench incumbent management; impermissibly burden the voting rights of the shareholders; and irreparably injure the shareholders by impeding them from considering Invacare's Offer and selling their shares for a premium price.  SEE Carney Aff., PARAPARA 44-46.

III.    CONCLUSION

    Healthdyne's Directors have every right to recommend that the shareholders not accept Invacare's Offer.  However, the Director

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Defendants have no right to preclude Healthdyne's shareholders from electing directors who would recommend the Offer.  This Court should clear a path for the shareholders to decide for themselves whether to accept or reject Invacare's Offer by declaring that the Dead Hand Provision in

Healthdyne's shareholder rights plan is invalid, illegal and unenforceable;

and issuing an injunction directing the Director Defendants to amend the shareholder rights plan to remove any such provision.

    Dated: May 16, 1997.

                                    KING & SPALDING


                                    /s/ Michael R. Smith
                                   ---------------------------------------
                                    M. Robert Thornton
                                    Georgia Bar No. 710475
                                    Michael R. Smith
                                    Georgia Bar No. 661689
                                    David J. Onorato
                                    Georgia Bar No. 553826

191 Peachtree Street, N.E.              Attorneys for Plaintiffs
Atlanta, Georgia  30303                 Invacare Corporation and I.H.H.
Telephone: (404) 572-4600               Corp.
Facsimile: (404) 572-5100

Of Counsel:

SIMPSON THACHER & BARTLETT
425 Lexington Avenue
New York, New York  10017
(212) 455-2000
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